Exhibit 3.1

AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

ANTERO RESOURCES CORPORATION

Antero Resources Corporation, (the “Corporation”) a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1.             The original Certificate of Incorporation of the Corporation was filed under the name Antero Resources Barnett Corporation with the filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware on March 18, 2008. The Certificate of Incorporation of the Corporation was amended and restated for the first time on April 9, 2008 and was amended and restated for the second time on December 30, 2009 (the “2009 Certificate of Incorporation”). An amendment to the 2009 Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 10, 2013, changing the name of the Corporation to Antero Resources Corporation.

2.             The 2009 Certificate of Incorporation was subsequently amended and restated on October 16, 2013 (the “2013 Certificate of Incorporation”).

3.             This Amendment, which amends the 2013 Certificate of Incorporation, has been declared advisable by the board of directors of the Corporation, duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 228, 242 and 245 of the DGCL.

4.             The text of Article Ninth of the 2013 Certificate of Incorporation is hereby amended in its entirety to read as follows:

Ninth: No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director or officer of the Corporation is not personally liable as set forth in the preceding sentence, a director or officer of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director or officer, as applicable.

Any amendment, repeal or modification of this Article Ninth shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Amendment to its 2013 Certificate of Incorporation as of this 8th day of June, 2023.

ANTERO RESOURCES CORPORATION

By:	/s/ Yvette K. Schultz
Name:	Yvette K. Schultz
Title:	Senior Vice President - Legal, Chief Compliance Officer, General Counsel and Corporate Secretary

[Signature Page to Amendment to the Certificate of Incorporation]